DATED  20 June, 2007

EBET LIMITED

- and -

OCTAVIAN INTERNATIONAL LIMITED

_________________

LOAN AGREEMENT

__________________

This Loan Agreement dated 20 June, 2007 is made between:

(1)	eBet Limited (ACN 056 210 778) of Unit 13, 112-118 Talavera Road, Macquarie Park NSW 2113, Australia ("Lender"); and

(2)	Octavian International Limited, incorporated in the United Kingdom and having Company No. 04185988, of Bury House, 1-3 Bury Street Guildford Surrey GU2 4AW United Kingdom ("Borrower").

RECITALS

A.	The Lender has obtained a AUS$5 million bridging loan cash advance facility from MFS Causeway, under a loan agreement entered into on or before the date of this document.

B.	The Borrower reviewed and approved the terms and conditions of that loan agreement prior to it being entered into.

C.	The Lender has agreed to advance to the Borrower, from the proceeds of the MFS Causeway Loan, and the Borrower has agreed to borrow and repay, the Loan on the terms and conditions set out below.

IT IS AGREED AS FOLLOWS:

1.	Definitions and Interpretation

1.1	Definitions

In this Agreement:

ACP
means the software developed by the Borrower commonly known as “Accounting, Control and Progressive System” which provides all the required processes to run route slot operations including machine meter collection, collation, accounting, cashless, play tracking, bonussing, multiple progressive, data visualisation, asset logs, full asset control, Wide Area Progressives (WAP) (centrally controlled) and flexible reporting with remote .net access;

Borrower Intellectual Property Rights	means any and all Intellectual Property Rights owned by the Borrower which relate to the Maverick and/or Borrower Source Code;

Borrower Source Code	means the source code for (i) the ACP (ii) all software embedded within the Maverick and (iii) the Maverick Games;

Business Day	means any day other than (i) a Saturday or a Sunday or (ii) a day which is a public or bank holiday in England or (iii) a day banking institutions in London are required to be closed;

Charge
means the deed of charge dated the same date as this Agreement between the Borrower and the Lender relating to the charge by the Borrower of the Borrower Intellectual Property Rights in favour of the Lender for the purpose of this Agreement;

Drawdown Date	has the meaning given in clause 0;

Drawdown Notice	means a notice substantially in the form set out in Schedule 1;

Encumbrance	means any mortgage, charge, or other security interest;

Escrow Agreement
means the agreement dated the same date as this Agreement between the Borrower, the Lender and the Escrow Agent relating to the depositing and holding of the Borrower Source Code with the Escrow Agent for the purpose of this Agreement;

Escrow Agent	means Assurex Escrow Pty Ltd;

Event of Default	means any of the events specified in clause 0, and any of the events specified as an Event of Default in the Charge.

Interest	has the meaning given in clause 0;

Interest Rate	means:

(a)	during the period from the first Drawdown Date to the date 3 months after that date, 13% (thirteen per cent) per annum; and

(b)	during each successive month following that date, the Interest Rate applicable to the immediately preceding period plus an amount of 0.5% per annum.

Facility	means the loan facility provided for in this Agreement;

Facility Period	means the period starting on the date of this Agreement and ending on the first to occur of the date on which the MFS Causeway Loan is required to be repaid, and 31st December 2007;

Finance Document	means:

(a)	this Agreement;

(b)	the Charge;

(c)	the Escrow Agreement; and

(d)	any document or agreement entered into or given under any of the above;

Intellectual Property Rights
means patents, trade marks, service marks, trade names, design rights, database rights, copyrights (including copyright in software), rights in inventions and topography rights whether or not registered, including all applications and rights to apply for registration throughout the world and for the duration of the rights;

Loan	means the amount loaned or to be loaned to the Borrower pursuant to clause 2.1;

Maverick	means the flat pack game kit commonly known as “Maverick” developed by the Borrower, including any and all modifications thereto and all Maverick Games;

Maverick Games	means all games developed by the Borrower for use on a Maverick;

MFS Causeway	means MFS Causeway Financial Services Pty Limited ACN 108 248 782 of Sydney, Australia;

MFS Causeway Loan	means the loan provided by MFS Causeway to the Lender, under the MFS Causeway Loan Agreement.

MFS Causeway Loan Agreement	means the document which comprises Schedule 3 of this Agreement.

1.2	Interpretation

1.2.1	Headings are for ease of reference only and shall not affect the construction of this Agreement.

1.2.2	References to the Lender, the Borrower or any other person include their respective successors, permitted assigns and successors in title.

1.2.3	Reference to any agreement or instrument shall be to such agreement or instrument as may from time to time be amended, varied, novated, supplemented or substituted.

1.2.4
References to legislation include any statute, bye-law, regulation, rule, subordinate or delegated legislation or order; and reference to any legislation is to such legislation as amended, modified or consolidated from time to time at the date of this Agreement and to any legislation replacing it or made under it and in force at the date of this Agreement.

2.	Facility and Purpose

2.1	Facility

Subject to the terms of this Agreement, the Lender agrees to make available to the Borrower under this Facility, in accordance with clause 3, a total amount of AUS$2.5 million.

2.2	Purpose

The Loan may be used by the Borrower for any purpose in connection with the carrying on of its business, but must not be used to make shareholder loans or distributions.

2.3	Application

The Borrower must advise the Lender in due course of the manner in which the Borrower has used the Loan.

2.4	MFS Causeway Loan

The liability of the Lender to advance the whole or any part of the Loan to the Borrower is limited to the amount(s) received by it at the relevant time from MFS Causeway under the MFS Causeway Loan Agreement.

3.	Drawdown

3.1	Subject to the other terms of this Agreement, the Borrower shall provide a Drawdown Notice to the Lender not less than 4 Business Days before the date on which it requires the Loan (“Drawdown Date”).

3.2
Subject to this Agreement, the Lender will on the Drawdown Date disburse the Loan (less an establishment fee amounting to 2% of the Loan) in the same funds as received by it from MFS Causeway, to the account which is specified by the Borrower in a duly completed Drawdown Notice.

3.3	The Borrower must pay to the Lender monthly in arrears a facility fee equal to 2% per annum of the undrawn amount of the Facility.

3.4
The parties acknowledge and confirm their intention that a further A$1.5m will be made available by the Lender from the proceeds of a drawdown under the MFS Causeway Loan Agreement, to facilitate the production of Maverick Flatpack game kits under a Flatpack Sale and Distribution Agreement for Latin America between the parties dated 26 January, 2007. The parties agree not to give the notice referred to in clause 12.1(b) of that agreement during 2007.

4.	Repayment and Prepayment

4.1
Interest shall accrue from day to day on the outstanding balance of the Loan at the applicable Interest Rate ("Interest"). The Interest shall be paid by the Borrower monthly in arrears to an account notified by the Lender to the Borrower. The Borrower is required to gross-up for interest withholding tax.

4.2	Subject to the other provisions of this Agreement, the Loan (together with all Interest due and unpaid) shall be repaid in full (unless otherwise expressly stated) on the earliest of:

4.2.1	the last day of the Facility Period; and

4.2.2	the date the written notice of cancellation is provided by the Lender in accordance with clause 0.

4.3	The Borrower may, by giving the Lender prior written notice, prepay the Loan at any time in whole or in part.

5.	Undertakings

The Borrower undertakes that during the Facility Period it shall, unless the Lender otherwise agrees in writing:

5.1
Ranking of claims: ensure that at all times its obligations under this Agreement shall rank ahead of its other present and future unsecured and unsubordinated liabilities, other than those which are mandatorily preferred by law and not by contract;

5.2
Security interest: not without the Lender’s prior written consent, to create any Encumbrance to exist over all or any of the Borrower Intellectual Property Rights other than in favour of the Lender; and

5.3
Material Litigation: advise the Lender promptly in writing of any litigation, arbitration, or administrative proceedings raised or threatened against the Borrower in respect of the Borrower Intellectual Property Rights which involves (or would involve if an adverse finding were made in respect thereof) a total liability (whether actual or contingent) in excess of £25,000.

6.	Borrower Intellectual Property Rights

6.1	As a continuing security for the payment and discharge of the repayment of the Loan and Interest under this Agreement, the Borrower has entered into the Charge.

6.2
The Borrower shall pay all applicable registration and renewal fees payable in respect of the Borrower Intellectual Property Rights and shall not abandon any existing registrations for any Borrower Intellectual Property Rights.

6.3	The Borrow shall not for the duration of the Facility Period:

6.3.1	assign ownership of any Borrower Intellectual Property Rights to any person (other than the Lender); or

6.3.2	grant any licence or sub-licence of any Borrower Intellectual Property Rights to any person other than in the ordinary course of business; or

6.3.3	create any Encumbrance over the Borrower Intellectual Property Rights (other than as envisaged by this Agreement or otherwise to the Lender).

6.4
Without limitation or prejudice to the rights of the Lender under the Charge, the Lender may, upon the occurrence of an Event of Default, proceed to enforce the Charge in accordance with its terms and, by written notice to the Borrower and the Escrow Agent, require the Escrow Agent to release the Borrower Source Code to the Lender in accordance with the terms of the Escrow Agreement. For avoidance of doubt, the release of the Borrower Source Code to the Lender in accordance with the terms of the Escrow Agreement does not, of itself, operate to transfer ownership of the Borrower Intellectual Property Rights to the Lender.

6.5
The Borrower represents and warrants to the Lender that the Borrower Intellectual Property Rights (are and shall remain throughout the Facility Period) free from any Encumbrances and third party interests, other than those of the Lender.

7.	Events of Default and powers following a default

7.1	Events of Default

Each of the following shall be an Event of Default:

7.1.1
Non-payment: the Borrower defaults in the payment of the Loan or Interest and such default is not remedied within 5 Business Days after receipt of written notice by the Borrower from the Lender requiring such remedy; or

7.1.2
Non-performance: without limitation to clause 7.1.1, the Borrower fails to perform any of its obligations under this Agreement or any other Finance Document and such failure is not remedied, if capable of remedy, within 15 Business Days after receipt of written notice by the Borrower from the Lender requiring the breach to be remedied; or

7.1.3
Misrepresentation: any warranty, representation or statement by the Borrower is or becomes false, misleading or incorrect when made or regarded as made under this Agreement or under any Finance Document; or

7.1.4	Insolvency procedures: any of the following occur:

(a)	the Borrower or any of its related bodies corporate obtain a moratorium or other protection from its creditors; or

(b)	a receiver, administrative receiver, liquidator or administrator is validly appointed in respect of the Borrower or any of its related bodies corporate or a substantial part of their assets; or

(c)	the Borrower or any of its related bodies corporate becomes or is deemed to be or admits in writing that it is insolvent or unable to pay its debts;

7.1.5
Attachment or distress: a creditor or encumbrancer commencing any formal court proceedings in order to enforce any security over any claim against the Borrower or any of its related bodies corporate or a substantial part of their assets and such process is not discharged within 15 Business Days; or

7.1.6
Cessation of business: any of the Borrower or any of its related bodies corporate ceases to carry on its business or (except in the ordinary course of trade) it sells, leases, transfers or otherwise disposes of or threatens to dispose of all or any substantial part of its undertaking or assets (other than to the Lender); or

7.1.7	Entry into possession: a mortgagee enters into possession or disposes of the whole or a substantial part of the assets of the Borrower or any of its related bodies corporate; or

7.1.8	Encumbrance: any Encumbrance is or becomes enforceable against any substantial asset of the Borrower or of any of its related bodies corporate; or

7.1.9
Analogous process: anything analogous to anything referred to in Clauses 7.1.4 to 7.1.8 inclusive, or which has substantially similar effect, occurs with respect to the Borrower or any of its related bodies corporate; or

7.1.10	Unenforceability:

(a)	a material provision of a Finance Document is illegal, void, voidable or unenforceable;

(b)	any person becomes entitled to terminate, rescind or avoid any material provision of any Finance Document, other than due to a breach by the Lender of the terms of such Finance Document; or

(c)	the execution, delivery or performance of a Finance Document by the Borrower breaches or results in a contravention of any law or regulation.

7.2	At any time after the occurrence of an Event of Default the Lender, upon the Lender giving written notice to the Borrower:

7.2.1	may cancel the Facility and require the Borrower immediately to repay the Loan and Interest payable, whereupon the same shall become immediately due and payable; or

7.2.2	may place the Facility on demand, whereupon the Loan together with accrued Interest payable under this Agreement shall become repayable on demand.

Upon the service of any such notice, the Lender's obligations under this Agreement shall be terminated with immediate effect.

8.	Further Assurance

The Borrower undertakes to execute such further acts and documents as may reasonably be required by the Lender to implement any security contemplated by this Agreement.

9.	Notices

9.1	Any notice, communication, consent or agreement given in connection with this Agreement must be in writing in a letter or fax (but not by email).

9.2
The contact details of the parties in all notices in connection with this Agreement shall be as set out in Schedule 2 or such other address as they may notify to one another pursuant to the terms of this Agreement from time to time.

9.3	Any party may change its contact details by giving 5 Business Days' notice to the other party.

9.4	Except as provided below, any notice in connection with this Agreement will be deemed to be given as follows:

9.4.1	if delivered in person, at the time of delivery;

9.4.2	if posted, 7 days after being deposited in the post, postage prepaid, in a correctly addressed envelope; and

9.4.3	if by fax, when received in legible form,

but email is not permitted.

9.5	A communication given under clause 9.4 above but received on a day which is not a Business Day or after 5.00 pm on a Business Day will be deemed to be given on the next Business Day.

10.	Entire Agreement

This Agreement sets out the entire agreement between the parties. It supersedes any previous agreement between them in relation to the subject matter of this Agreement. No other term express or implied and no usage, custom or course of dealing forms part of or affects this Agreement

11.	Severance

If a term of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that will not affect:

11.1	the legality, validity or enforceability in that jurisdiction of any other term of this Agreement; or

11.2	the legality, validity or enforceability in any other jurisdiction of that or any other term of this Agreement.

12.	Non-Waiver

No failure by the Lender to exercise and no delay by the Lender in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

13.	Time of the Essence

Except as otherwise provided for in this Agreement, time shall be of the essence as regards the times and dates referred to in this Agreement and as regards any times and dates which may be substituted for them by agreement between the parties.

14.	Counterparts

This Agreement may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

15.	Contracts (Rights of Third Parties) Acts 1999

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 (UK) (or any similar legislation in force in another jurisdiction) to enforce or enjoy the benefit of any term of this Agreement.

16.	Assignment

This Agreement shall benefit and bind the Borrower, the Lender and their respective successors and permitted assigns. Neither party may assign or transfer all or any of its rights without the prior written consent of the other party.

17.	Governing Law

17.1	This Agreement is governed by New South Wales law.

17.2
The New South Wales courts have exclusive jurisdiction to settle any dispute in connection with this Agreement. The Borrower appoints Johnson Winter & Slattery of Level 30, 264 George Street, Sydney NSW Australia as its agent to accept service of process on its behalf.

AS WITNESS whereof this Agreement has been entered into as an Agreement on the date first written above.

Schedule 1

Drawdown Notice

To:	EBET LIMITED

June , 2007

Dear Sirs

Loan Agreement dated June, 2007 (the “Agreement”)

We refer to the Agreement. Terms defined in the Agreement shall have the same meaning in this notice.

We hereby give you notice that we wish to make a drawdown under the Agreement.

1.	Amount of Loan to be drawn down:.

2.	Payment instructions:

Bank:

Address:

Sort Code:

Account No:

Drawdown Date:

For and on behalf of OCTAVIAN INTERNATIONAL LIMITED

Octavian International Limited
Incorporated in England and Whales
Company No, 04165988
10-20 Bourne Court Road
Unity Trading Estate
Southend Road
Woodford Green
Essex AGS SHD

To:	EBET LIMITED
Unit 13
112-118 Talavera Road
Macquarie Park, N8W 2113
Australia

June 19, 2007

Dear Sirs

Loan Agreement dated 20 June, 2007 (the “Agreement”)

We refer to the Agreement. Terms defined in the Agreement shall have the same meaning in this notice.

We hereby give you notice that we wish to make a drawdown under the Agreement.

1.	Amount of Loan to be drawn down: AUS $2.5 million.

2.	Payment instructions:

Bank:	HSBC Bank pic

Address:	31 Holborn
Holborn Circus
London
EC1N 2HR

Sort Code:	400515

Account No:	67652470

Drawdown Date:	25 June 2007

For and on behalf of OCTAVIAN INTERNATIONAL LIMITED

/s/ Harmen Brenninkmeijer
Harmen Brenninkmeijer

CEO

Octavian International Limited
Incorporated in England and Whales
Company No, 04165988
10-20 Bourne Court Road
Unity Trading Estate
Southend Road
Woodford Green
Essex AGS SHD

To:	EBET LIMITED
Unit 13
112-118 Talavera Road
Macquarie Park, N8W 2113
Australia

July 23, 2007

Dear Sirs

Loan Agreement dated June, 2007 (the “Agreement”)

We refer to the Agreement. Terms defined in the Agreement shall have the same meaning in this notice.

We hereby give you notice that we wish to make a drawdown under the Agreement.

1.	Amount of Loan to be drawn down: AUS $1.5 million.

2.	Payment instructions:

Bank:	HSBC Bank pic

Address:	31 Holborn
Holborn Circus
London
EC1N 2HR

Sort Code:	400515

Swift address:	GBHBEUCA

Account No:	67652470

Drawdown Date:	July 26th 2007

For and on behalf of OCTAVIAN INTERNATIONAL LIMITED

/s/ Harmen Brenninkmeijer
Harmen Brenninkmeijer
CEO

Schedule 3

MFS Causeway Loan Agreement

EXECUTED as an agreement by	)	/s/ Ian James
EBET LIMITED in accordance with s 127 of the Corporations Act 2001)		………………………………………………………….
Director Ian James

…………………………………………………………
director/secretary

EXECUTED as an agreement by	)	/s/ Harmen Brenninkmeijer
OCTAVIAN INTERNATIONAL LIMITED	)	………………………………………………………….
director Harmen Brenninkmeijer

…………………………………………………………
witness

6 June 2007

Mr. Tony Toohey
CEO and Managing Director
eBet Limited
Unit 13 112-118 Talavera Road
NORTH RYDE NSW 2113

Dear Sir:

Re:	A$5.0m Bridging Loan Cash Advance Facility

Thank you for considering MFS Causeway for the provision of up to A$5.0 million bridging loan cash advance facility to eBet Limited’s wholly owned subsidiary, eBet Gaming Systems Pty Limited.

We are pleased to submit this non-binding, indicative letter of offer for MFS Causeway to provide the proposed facility. This letter replaces our indicative letter dated 28 May 2007 which was not accepted and is hereby withdrawn. The revised proposed terms and conditions are summarized below, with more detailed conditions to be set out in an offer letter, which will be made available to you once we have form approval:

Borrower:	eBet Gaming Systems Pty Limited
Lender:	Funds managed by MFS Limited group (specific fund to be determined)
Guarantors:
eBet Limited (“eBet”) and all Australian subsidiaries, including eBet Gaming Systems Pty Limited, Maxi Gaming Pty Limited and eBet Systems Pty Limited, which together are to represent at least 85% of group EBITDA and Total Assets.

Facilities and Amount:	A$5 million Bridging Loan Cash Advance
Purpose:
To provide working capital funding to the eBet group including enabling eBet to manufacture and supply Maverick 1000 machines.

The parties agree to investigate the potential structuring and funding of Maverick 1000 terminals on a medium term basis. eBet will provide further information on its business plans for the Maverick 1000 to enable Causeway to put forward a funding proposal for consideration by eBet.

Facility Term:	6 months from closing, with Final Maturity Date no later than 31 December 2007
Availability Period and Drawings:	60 days from closing. Minimum initial drawing of $2 million with subsequent drawings to be for minimum of $100,000 for minimum of 30 days.

Pricing:
Establishment Fee - $100,000, payable $25,000 on acceptance of this indicative letter, $25,000 on Causeway confirming formal approval and balance on closing

Interest Rate - 13.0%pa, increasing by 0.5% pa monthly after 3 months from the initial drawdown. Interest will be payable monthly in arrears.

Facility Fee - 2.0% pa of the undrawn commitment amount, payable monthly in arrears.

Security & Documentation:
Initially the Facility will be unsecured, with eBet providing appropriate undertakings that:

(1) There will be no further debt other than the proposed $12 million Convertible Note Facility;
(2) Negative pledge i.e. no security to be provided to any party other than existing security provided to St. George Bank;
(3) eBet Limited will enter into underwriting agreement (within 30 days unless otherwise agreed) with Southern-Cross Equities or other acceptable underwriter for raising minimum $10 million in net proceeds from the issue of Convertible Notes by eBet Limited;
(4) If the Facility is not repaid within 3 months from closing, then eBet and its subsidiaries will provide second ranking Fixed & Floating Charge over the assets and undertakings of:
I. eBet Limited
II. eBet Gaming Systems Pty Limited
III. Maxi Gaming Pty Limited
IV. eBet Systems Pty Limited; and
V. any other Australian member of the eBet group now or in future

The Facility will be evidenced by documentation to be executed by and satisfactory to all parties. Documentation shall include such terms and conditions usual for transactions of similar nature, including but not limited to, payments, events of defaults, cross default, representations and warranties, undertakings, negative pledge, covenants, conditions precedent, conditions subsequent, change of circumstances clauses, indemnity, illegality, submission to jurisdiction, waiver of immunity, tax gross-up, material adverse change clauses, and set off.

All legal costs, stamp duties, GST and other out-of-pocket expenses are for the account of the Borrower. All payments to be made by the Borrower shall be made free and clear of all present or future taxes, levies or duties or other deductions.

Standard legal due diligence to be undertaken.

Conditions Precedent:	All Conditions Precedent usual for a facility of this nature to be to the satisfaction of MFS Causeway.
Condition Subsequent:	eBet Limited to enter into signed underwriting agreement regarding the Convertible Note issue to raise minimum net proceeds of $10 million.
Repayment:
The Facility to be repaid on the earlier of receipt of the net proceeds of the proposed $12 million Convertible Note Issue and Final Maturity, unless otherwise agreed with the Lender.

In addition, prior to the signing by eBet Limited of the underwriting agreement, any amounts received by the eBet group from Octavian in payment for the Maverick 1000 units funded by this Facility will be on-paid to MFS in permanent reduction of the Facility outstanding.

Any amount outstanding on Final Maturity must be repaid.

Early Repayment:
Remitted at any time. In the event the Loan’s partially or fully drawn and repaid within 3 months of initial drawdown, the Borrower will be required to top up the interest payments such that a minimum of 3 months interest in aggregate on full loan commitment amount (whether or not drawn) will have been paid to the Lender.

Reporting Requirements:
To include:

• Unaudited Monthly management accounts (within 30 days of month end);
• Annual audited accounts (within 90 days of financial year end)
• Financial covenants as provided to the existing lender

Governing Law:	New South Wales
This letter is confidential. You may not disclose it to any person other than your accountants, lawyers and other appropriate advisors and then only on a confidential basis and in connection with the proposed Facility.

As part of our due diligence process, eBet agrees to pay us an Upfront Fee of $25,000 (plus GST). In addition, you will reimburse us on demand for any out-of-pocket expenses incurred by us, including legal costs and GST, during the due diligence process. The Upfront Fee is payable on acceptance of this indicative letter. MFS Causeway will refund this Up-Front Fee only if it withdraws from the process or does not approve the proposed Facility. The Upfront fee will be offset against the Establishment Fee referred to above, on closing.

As you will appreciate, this letter is indicative only and non-binding. Any facilities extended will be conditional upon all further due diligence being satisfactory to MFS Causeway; no material change in the eBet business (financial or otherwise) or prospects of the eBet business; final credit approval; and the completion and execution of documentation recording the Facilities and Securities satisfactory to MFS Causeway.

Kindly indicate your acceptance of the terms of this letter by executing and returning a copy of this letter, along with a cheque in the amount of the Upfront Fee plus GST (please make the cheque for $27,500 payable to MFS Administration Pty Limited). Upon our receipt, we will schedule any necessary further confirmatory due diligence and finalize our credit investigation.

Sparke Helmore will be preparing all legal documents on our behalf. Attached is a copy of e-mail dated 28 May 2007 from Ben Burney, Partner, Sparke Helmore, settling out the scope of their work. Based on the assumptions included therein, Sparke Helmore has estimated their legal costs at $5,000 to $7,500 (plus GST and disbursements). We understand that eBet Limited wants the legal work to commence immediately to allow for signing of legal documentation shortly after formal approval is received by MFS. By accepting this letter, you accept that eBet Limited will reimburse MFS for any legal costs incurred whether or not MFS provides the proposed facility - however, if MFS does not obtain approval to provide the facility, legal costs will be capped at a maximum of $7,500.

We will have no obligation to you under this letter unless you sign and return the enclosed copy together with the expense payment by no later than 5pm Wednesday, 6 June 2007.

Please contact us if you have any questions regarding this letter.

Thank you again for allowing us the opportunity to provide these services to you.

Yours faithfully,

/s/ Tim Martin	/s/ Leo Leslie
Tim Martin	Leo Leslie
Managing Director	Head of Credit
MFS Causeway Financial Services	MFS Causeway Financial Services

ACCEPTED AND AGREED BY EBET LIMITED

/s/ Anthony Toohey	/s/ Ian James
Name: Anthony Toohey	Ian James
Title: CEO and Director	Non-Executive Director
Date: June 6, 2007	June 6, 2007

Drawdown Notice

eBet Gaming Systems Pty Ltd ABN 50 086 218 831

To:	Perpetual Nominees Limited ABN 37 000 733 700 (as custodian for the MFS Premium Income Fund) (MFS)

Address:	c/o MFS Limited
Level 5, 56 Pitt Street
Royal Exchange NSW 1225

Telephone:	(02) 8259 7235

Facsimile:	(02) 9252 6201

Facility Agreement

We refer to the facility offer dated 18 June 2007 between Perpetual Nominees Limited ABN 37 000 733 700 (as custodian for the MFS Premium Income Fund) (MFS), eBet Gaming Systems Pty Ltd ABN 50 086 218 831 (Borrower) and each entity listed as a Guarantor in that document (the Facility Agreement).

Terms used in this Drawdown Notice which are defined in the Facility Agreement have, unless the context otherwise requires, the same meanings as in the Facility Agreement.

1.	The Borrower requests MFS to make a drawdown under the Facility details of which appear below:

Drawdown Date: 22nd June, 2007
Amount: A$2,500,000
Purpose: Working capital

2.
The representations and warranties provided by us under the Facility Agreement will be true and not misleading (whether by omission or otherwise) on the Drawdown Date with reference to the facts and circumstances then subsisting.

3.	No default or event of default (however described) has occurred and is subsisting or will occur as a result of any drawdown or advance of the Facility being made.
4.
This drawdown is being applied for the purpose stated on page 13 of the Facility Agreement (Approved Purpose) and attached is sufficient evidence to enable MFS to determine that the drawdown is to be applied for an Approved Purpose.

5.	The Borrower directs MFS to pay the net proceeds of the drawdown in the following manner:
5.1	A$27,500 to MFS Administration Pty, Limited;
5.2	A$55,000 to MFS Causeway Financial Services Pty, Limited;
5.3	A$2,417,500 to Octavian International Limited.
6.	Payment instructions:

Account:	Octavian International Limited

Bank:	HSBC Bank plc

Address:	31 Holborn
Holborn Circus
London
EC1N 2HR

Sort Code:	400515

SWIFT Code:	MIDLGB 22

Account No.:	67652470

Drawdown Date:	22nd June, 2007

Dated: 29th June, 2007

For and on behalf of
eBet Gaming Systems Pty Ltd
ABN 50 086 218 831
By its authorised representative

ANTHONY PETER TOOHEY	/s/ Anthony Toohey
Name (print)	Signature

CEO and Managing Director,
Capacity of signatory

Schedule 2

Notification Details

Borrower:

Borrower: Address:	Bury House, 1-3 Bury Street,
Guildford, Surrey GU2 4AW UK

Fax:	+44 1483 543 640

All to be marked for the attention of:	Harmen Brenninkmeijer/Hans Zeidler

Lender:

Address:	Suite 13, 112-118 Talavera Road,
North Ryde NSW 2113 Australia

Fax:	+ 61 2 8817 4770

All to be marked for the attention of:	Anthony Toohey